Exhibit 99.1

STATE OF NEW HAMPSHIRE

PUBLIC UTILITIES COMMISSION

DE 10-055

UNITIL ENERGY SYSTEMS, INC.

Petition for Permanent Rate Increase

Order Approving Temporary Rates

O R D E R  N O.  25,124

June 29, 2010

APPEARANCES: Susan Geiger, Esq., of Orr & Reno LLC and Gary Epler, Esq., for Unitil Energy Systems, Inc.; Rorie E.P. Hollenberg, Esq., of the Office of Consumer Advocate on behalf of residential utility ratepayers; and Lynn Fabrizio, Esq., for the Staff of the Public Utilities Commission.

I. PROCEDURAL HISTORY

On April 15, 2010, Unitil Energy Systems, Inc. (Unitil) filed a request for temporary distribution rates pursuant to RSA 378:27. In its filing, Unitil requested an increase in annual distribution revenues of $6.7 million for effect on July 1, 2010. The request represents a 19 percent increase above present distribution revenues, or 4.3 percent above present overall revenues.1 Unitil’s temporary rate request was part of a broader filing in which Unitil requested a permanent increase of $10.1 million in annual distribution revenues.

On April 19, 2010, the Office of Consumer Advocate (OCA) notified the Commission that it would be participating in this proceeding on behalf of residential ratepayers consistent with RSA 363:28.

On April 26, 2010, the Commission issued an order of notice suspending the proposed tariff and setting a prehearing conference and technical session for May 7, 2010. On May 7, 2010, Staff submitted a report on the technical session proposing a procedural schedule agreed to

[1]	Overall revenues include distribution, default energy, transmission and system benefits revenues.

by the parties, and on May 13, 2010, the Commission issued a secretarial letter establishing the procedural schedule for the temporary and permanent rate phases of this proceeding, including a hearing on temporary rates on June 10, 2010.

On June 5, 2010, Staff filed a Stipulation and Settlement on Temporary Rates (Settlement Agreement) signed by Unitil, OCA and Staff, which the Commission heard on June 10, 2010.

II. SUMMARY OF TEMPORARY RATES SETTLEMENT AGREEMENT

The Settlement Agreement recommends that Unitil be allowed to increase its distribution revenues on a temporary basis by $5.2 million annually during the course of the permanent rate proceeding. For purposes of settlement on temporary rates, Unitil, OCA and Staff agreed to calculate the proposed temporary revenue increase based on a capital structure and overall cost of capital that incorporates the return on equity (ROE) of 9.67% allowed in Docket No. DE 05-178, Unitil’s most recent distribution rate case. See Unitil Energy Systems, Inc., Order No. 24,677 (October 6, 2006). That ROE was applied to the average rate base for the test year underlying Unitil’s permanent rate petition (i.e., the twelve months ending December 31, 2009) and, according to the Settlement Agreement, accounts for approximately $4.2 million of the total $5.2 million proposed annual revenue increase.

The Settlement Agreement further states that $500,000 of the increase is intended to permit Unitil to begin recovering expenses incurred during the December 2008 ice storm, approximately $2 million of which had been deferred for accounting purposes in Docket No. DE 09-155. See Unitil Energy Systems, Inc., Order No. 25,042 (November 9, 2009). An additional $500,000 of the increase will permit the Company to begin expanding its reliability enhancement and tree trimming programs. Further examination of ice storm expenses as well as reliability enhancement and vegetation management expenses will take place during the permanent rate portion of this proceeding.

According to the terms of the Settlement Agreement, the proposed temporary $5.2 million annual increase to Unitil’s current distribution revenue level will be collected by applying a uniform per kilowatt-hour (kWh) surcharge of $0.00438 to each of Unitil’s current rate schedules. The difference between temporary rates and permanent rates as ultimately approved by the Commission will be fully reconciled in accordance with RSA 378:29.

Under the Settlement Agreement, Unitil, the OCA and Staff are free to take different positions on any of the issues and/or adjustments included in the temporary rate settlement for purposes of determining permanent distribution rates or in future proceedings.

III. POSITIONS OF THE PARTIES

A. Unitil

At the hearing on temporary rates, Unitil’s Chief Financial Officer, Mark Collin, testified that Unitil has requested temporary rates based on a $6,740,895 increase to annual revenues, for effect July 1, 2010. According to Mr. Collin, Unitil’s temporary rates filing was based on a typical calculation of revenue deficiency and revenue requirement, using the Company’s filed capital structure and cost rates for debt, preferred stock, as well as the last approved rate of return on equity for the Company. Unitil then compared the calculated revenue requirement to its calculated operating income, adjusted for certain pro forma adjustments. The deficiency was then computed inclusive of taxes. Mr. Collin noted that the amount of temporary rates agreed to in the settlement is less than the amount requested by the Company in its filing.

Senior Vice President and Chief Operating Officer Thomas Meissner testified that while Unitil currently has reliability and vegetation management programs in place with designated budgets, it does not have specific cost recovery mechanisms for those programs beyond the normal cost of service. According to Mr. Meissner, the Company’s Reliability Enhancement Program consists of two components: a Vegetation Management Plan, which includes the operations and management elements of reliability enhancement, and a Reliability Enhancement Plan, which targets reliability improvements to the worst performing circuits. Mr. Meissner noted that in its April 15 petition, the Company requested recovery of a total of $2.25 million in tree trimming expenses on an annual basis, but that a subsequent report prepared by Environmental Consulting, Incorporated (ECI), a consulting firm hired by Unitil, may necessitate a revised request. Mr. Meissner explained that Unitil expects issues related to reliability and vegetation management to be fully vetted by the parties during the course of the permanent rates portion of the proceeding.

B. OCA

OCA did not present witness testimony at the temporary rates hearing. At hearing, OCA clarified through questioning of Unitil and Staff witnesses that the proposed temporary rate increases would be applied through a uniform per kWh surcharge of $0.00438 across all customer classes beginning July 1, 2010. OCA further clarified through questioning that the December 2008 ice storm costs would be subject to further examination during the permanent rate phase of this proceeding and that the provision of a level of temporary recovery of ice storm costs, with a rate reconciliation upon a final cost determination, was similar to the treatment of ice storm costs in a recent distribution rate case for Public Service Company of New Hampshire. OCA concluded by expressing its support for the Settlement Agreement and requesting that the Commission approve it.

C. Staff

Steven Mullen, Assistant Director of the Electric Division, testified on behalf of Staff that approximately $4.2 million of the $5.2 million temporary revenue increase proposed in the settlement reflects the capital structure and cost of capital used to analyze Unitil’s test year earnings. According to Mr. Mullen, the $4.2 million figure represents the amount Unitil under-earned during the 2009 test year. Mr. Mullen further testified that while none of the pro forma adjustments Unitil proposed were included in the final settlement calculations, adjustments were made for recovery of an initial $500,000 of the Company’s December 2008 ice storm expenses and an initial $500,000 in increased tree trimming expenses. Mr. Mullen noted that the ice storm costs had been transferred from Docket No. DE 10-0012 to this proceeding for further examination, and that the ice storm and tree trimming adjustments would enable the Company to begin recovery now rather than after the permanent rates proceeding. Staff concluded by stating that it believes the Settlement Agreement is a just and reasonable result.

IV. COMMISSION ANALYSIS

New Hampshire Code of Administrative Rules Puc 203.20(b) provides that the Commission shall approve disposition of any contested case by settlement “if it determines that the result is just and reasonable and serves the public interest.” See also RSA 541-A:31, V(a). However, even where all parties in a proceeding enter into a settlement agreement, the Commission cannot approve it “without independently determining that the result comports with applicable standards.” Unitil Energy Systems, Inc., Order No. 24,677, 91 NH PUC 416, 425-426 (2006) (citation omitted).

[2]

Docket No. DE 10-001 was opened by the Commission pursuant to a January 8, 2010 Order of Notice to investigate “…issues related to the reasonableness of [Unitil’s] response to the December 2008 ice storm.” According to Mr. Mullen, operational issues associated with Unitil’s response to that storm would remain the focus of DE 10-001.

RSA 378:27 requires the Commission to set temporary rates at a reasonable level:

…sufficient to yield not less than a reasonable return on the cost of the property of the utility used and useful in the public service less accrued depreciation, as shown by the reports of the utility filed with the commission, unless there appears to be reasonable ground for questioning the figures in such reports.

See also Appeal of the Office of Consumer Advocate, 134 N.H. 651, 661 (1991). “This is ‘less stringent’ than the standard for permanent rates, in that temporary rates shall be determined expeditiously, without such investigation as might be deemed necessary to a determination of permanent rates.” Id. at 660 (citation omitted). Moreover, the effective date of temporary rates “fixes and determines the period during which the rates allowed in the underlying permanent rate proceeding may apply.” Appeal of Pennichuck Water Works, 120 N.H. 562, 564 (1980). Based on the record in this case, we find the revenue increase as set forth in the settlement agreement to be appropriate and the resulting rates to be just and reasonable.

We note that Unitil stated in its petition that test year data indicate the Company earned a return on equity of approximately 5.4 percent in 2009, an amount substantially lower than the Company’s authorized return on equity of 9.67 percent. According to Unitil, the earnings deficiency is due to current rate levels. Unitil further indicated that its under-earning situation is expected to be exacerbated by increased expenditures over the next several months, including completion of major capital improvement projects and expansion of reliability enhancement measures. Unitil also testified that a temporary rate increase at this time will provide for a smoother transition from current to permanent rates at the conclusion of the permanent rate proceeding. Based on our review of the record, we conclude that, while the issues identified by Unitil merit further examination during the permanent rate phase of this proceeding, the financial data indicate that a temporary increase in rates is warranted to enable the Company to earn a reasonable return. See Appeal of the Office of Consumer Advocate, 134 N.H. at 661. We further find that the provision in the settlement agreement to adjust temporary distribution rates for all rate classes by an equal percentage to be reasonable.

With respect to the proposed recovery of expenses incurred during and following the December 2008 ice storm, we note that Unitil’s petition estimates that the costs of the storm for which it seeks recovery total approximately $1.9 million, the amount deferred for accounting purposes in Order No. 25,042. See Unitil Energy Systems, Inc., Order No. 25,042 (Nov. 9, 2009). Based on the record, it is likely that the Company will be able to demonstrate that recovery of at least some of those costs is appropriate, and that there is little, if any, benefit in denying Unitil the ability to begin that recovery. We note that the $500,000 proposed for storm cost recovery through temporary rates represents an initial recovery of approximately 25% of the overall requested amount. We find the proposed storm cost recovery to be just and reasonable.

The Settlement Agreement also provides for recovery on a temporary basis of $500,000 annually in tree trimming expenses. According to the Settlement Agreement, the temporary rate increase will allow the recovery of incremental costs incurred as Unitil expands its existing tree trimming programs. Parties to the Agreement concur that the proposed overall increase in Unitil’s existing annual tree trimming budget will be subject to further inquiry during the permanent rate portion of this proceeding. Similar to the ice storm adjustment, the proposed recovery of tree trimming costs represents approximately 25% of the overall request. As Staff testified at hearing, utility tree trimming practices came under considerable scrutiny in the wake of the December 2008 ice storm. We find the Company’s plans to expand its tree trimming program reasonable and the proposed adjustment to be warranted.

As noted in the Settlement Agreement, RSA 378:29 permits the reconciliation of temporary rates with permanent rates. We note that permanent rates will be reconciled back to the effective date of temporary rates, i.e., July 1, 2010. See Appeal of Pennichuck Water Works. 120 N.H. at 564. WE do not, at this time, decide how any under-or over-recovery will be handled following the reconciliation.

In conclusion, we find the terms of the Settlement Agreement to be just and reasonable, and that approval of an agreement at this time is in the public interest.

Based upon the foregoing, it is hereby

ORDERED, that the settlement agreement on temporary rates is approved, with temporary rates to be effective July 1, 2010, on a service rendered basis; and it is

FURTHER ORDERED, that unitil shall file with the commission properly annotated tariff pages consistent with the settlement agreement within 10 days of the date of this order, as required b N.H. Code Admin. Rules Puc 1603.

By order of the Public Utilities Commission of New Hampshire this twenty-ninth day of June, 2010.

Thomas B. Getz	Clifton C. Below	Amy L. Ignatius
Chairman	Commissioner	Commissioner

Attested by:

Debra A. Howland
Executive Director